Exhibit 5.2

Eilenberg & Krause LLP

11 EAST 44TH STREET

NEW YORK, NEW YORK 10017

TELEPHONE: (212) 986-9700

FACSIMILE: (212) 986-2399

November 21, 2005

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Ladies and Gentlemen:

        We have acted as United States counsel for Tower Semiconductor Ltd., a corporation organized under the laws of Israel (the “Company”), in connection with the prospectus filed by the Company with the Israel Securities Authority and the Registration Statement on Form F-2 (File No. 333-126909) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of offer and sale of the following securities in the amounts and in accordance with the terms and conditions set forth in the final prospectus and Registration Statement: (i) transferable rights, exercisable to purchase Debentures (as defined below); (ii) U.S. dollar denominated debentures, each of $1.00 in principal amount, convertible into ordinary shares of the Company, par value 1.00 NIS each (the “Debentures”); and (iii) ordinary shares of the Company, par value 1.00 NIS each, issuable upon the conversion of the Debentures. The Debentures will be issued pursuant to the Indenture (the “Indenture”), substantially in the form annexed as an exhibit to the Registration Statement, among the Company, The Bank of New York, as trustee (the “Trustee”) and Hermetic Trust (1975) Ltd., as co-trustee (together with the Trustee, the “Co-Trustees”). All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Registration Statement.

        In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of Debentures to be issued pursuant to the Indenture and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of the Company. We have also relied, with the permission of Yigal Arnon & Co., upon the legal opinion letter of Yigal Arnon & Co. to the Company dated November 21, 2005 with respect to certain matters concerning the due authorization and execution of the Indenture and the Debentures by the Company.

        Based upon and subject to the foregoing, we are of the opinion that if and when (i) the Indenture has been duly executed and delivered by the parties thereto, and (ii) the Debentures issued pursuant to such Indenture have been duly executed and issued by the Company, authenticated by the Trustee and delivered against payment therefor in accordance with the Prospectus, the Indenture and the terms and conditions of the exercise of the Rights, the Debentures will be legally issued and entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Company.

        We assume for purposes of this opinion that each of the Co-Trustees is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each of the Co-Trustees is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by each of the Co-Trustees and constitutes the legally valid, binding and enforceable obligation of each of the Co-Trustees enforceable against each of the Co-Trustees in accordance with its terms; that each of the Co-Trustees is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that each of the Co-Trustees has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that forms a part thereof.

Very truly yours, /s/ Eilenberg & Krause LLP